Exhibit 99.1

USA Technologies Announces $50 Million Financing Commitment

MALVERN, Pa. – October 9, 2019 -- USA Technologies, Inc. (OTC: USAT) (the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today announced that it received $20 million in equity financing from, and entered into a $30 million senior secured debt financing commitment with, Antara Capital Master Fund LP (“Antara”). Proceeds from the equity investment will be used to support USAT’s operating activities.

Under the terms of the agreement, Antara purchased 3.8 million shares of common stock of the Company at $5.25 per share resulting in gross proceeds of approximately $20 million. In addition, Antara has committed to provide the Company with a $30 million senior secured debt facility subject to certain conditions, including completion of agreed upon loan documentation. The debt commitment provides that the Company would draw down $15 million of the $30 million debt facility at the time of  completion of  the  loan documentation, and would draw down the remaining $15 million starting on a date that is nine months but no later than 18 months following the completion of the loan documentation. The debt facility would mature in five years  and  bear interest at 9.75% per annum.

The shares were sold in a private placement and have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exception from registration under the Act and applicable state securities laws. Pursuant to a registration rights agreement between the Company and Antara, the Company has agreed, at its expense, to file a registration statement under the Act with the Securities and Exchange Commission covering the resale of the shares by Antara.

William Blair & Company, L.L.C. acted as exclusive placement agent for the Company.

About USA Technologies, Inc.
USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately  one million two hundred thousand connections, USAT is transforming the unattended retail community by offering one solution for payments processing, logistics, and back-office management solutions. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and their inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

About Antara Capital
Antara Capital is a New York-based investment firm that invests in event-driven credit and special situation equities, focusing on research-oriented situations with the potential to actively create opportunities. Antara has a seasoned portfolio/risk manager with a strong track record of creating value. Antara looks to be a strategic partner to companies to enable them to unlock value for all stakeholders.

Forward-looking Statements:
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the risk that the closing conditions or the definitive loan documentation would not be completed or satisfied by October 31, 2019; the risk that the closing conditions to the second draw under the debt facility would not be satisfied; the risk associated with the currently pending litigation or possible regulatory action arising from the internal investigation and its findings, from the failure to timely file the Company’s periodic reports with the Securities and Exchange Commission, from the restatement of the affected financial statements, from allegations related to the registration statement for the follow-on public offering, or from potential litigation or other claims arising from the shareholder demands for derivative actions; and whether any appeal to the Nasdaq Listing and Hearing Council of the delisting of the Company’s securities on Nasdaq will be successful or result in the reinstatement of trading of the Company’s securities. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449

Or

Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese, +1 212-331-8417
lindsay@blueshirtgroup.com